Exhibit (a)(1)-7
                              KALMIA INVESTORS, LLC
                         601 CARLSON PARKWAY, SUITE 200
                              MINNETONKA, MN 55305
                                FOR INFORMATION:
                                 (800) 547-0854

October 23, 2003

To Holders of Units of Limited Partnership Interests of Westin Hotels Limited Partnership

Dear Unit Holder:

On October 6, 2003, Kalmia Investors, LLC ("Kalmia") commenced an offer to purchase 73,250 Units of Westin Hotels Limited Partnership ("Westin") for $550/Unit. We urge you to read carefully both our Offer to Purchase, previously sent to you, and the Partnership's Schedule 14D-9, filed by the General Partner, on October 16, 2003, and various filings by Starwood Hotel & Resorts Worldwide Inc ("Starwood").

When deciding whether to tender your units to Kalmia, please consider the following:

     o On August 4, 2003, Starwood filed a "preliminary communication" with the Securities and Exchange Commission ("SEC") relating to its intention to make a tender offer to purchase Westin Units for $600 per Unit. However, over 2 1/2 months later, Starwood has yet to commence its tender offer.

     o Starwood included in its "preliminary communication" a condition that it must purchase a majority of the outstanding Westin Units. Unless this condition is met (which Kalmia believes is extremely unlikely), or modified, Starwood will not purchase any Units in its proposed offer, if a definitive offer is forthcoming at all.

     o    The General Partner is remaining neutral with respect to our Offer.

     o In its Schedule 14D-9 filed with the SEC, the General Partner outlines its potential conflict of interest with respect to Starwood's proposed offer by stating:

               "Limited Partners should be aware that, as set forth in Item 3 above, the directors and officers of the General Partner owe fiduciary duties both to the Partnership and the Limited Partners and to Starwood in its capacity as sole stockholder of the General Partner. Accordingly, the directors and officers of the General Partner may have a conflict of interest with respect to the Starwood Offer and may not be considered independent of Starwood. These conflicting fiduciary duties may prevent the General Partner from being able to objectively evaluate the Starwood Offer and may cause the General Partner to take actions (or refrain from taking actions) and to make decisions in connection with the Offer that may not be in the best interests of the Limited Partners." (emphasis supplied)

     o You will eliminate your Schedule K-1 tax filing if you tender all of your Units to Kalmia, and we purchase them. In that case, 2003 will be the final year for which you receive a Schedule K-1 from the Partnership.

Please be sure to read the General Partner's Schedule 14D-9 for the complete text of its analysis of the terms of our Offer.

THE OFFER WILL EXPIRE AT 5:00 PM, EASTERN TIME, ON NOVEMBER 7, 2003, SUBJECT TO ANY EXTENSION. WE ENCOURAGE YOU TO ACT PROMPTLY. BY ACCEPTING THE OFFER, YOU WILL AGREE THAT WE ARE ENTITLED TO ALL DISTRIBUTIONS MADE BY THE PARTNERSHIP ON OR AFTER OCTOBER 1, 2003. UNLESS THE GENERAL PARTNER PAYS THE DISTRIBUTION DIRECTLY TO US OR YOU REMIT THE AMOUNT OF THE DISTRIBUTION TO US, WE WILL REDUCE OUR PURCHASE PRICE BY THE AMOUNT OF THE DISTRIBUTION. OUR OFFER WILL REMAIN OPEN AT LEAST TEN BUSINESS DAYS FOLLOWING ANY REDUCTION IN OUR PURCHASE PRICE RESULTING FROM A DISTRIBUTION MADE BY THE PARTNERSHIP. IF THE OFFER IS EXTENDED OR A DISTRIBUTION OCCURS WITHIN THE OFFER PERIOD, WE WILL MAKE A PUBLIC ANNOUNCEMENT. WE RESERVE THE RIGHT TO EXTEND, AMEND OR TERMINATE OUR OFFER ON THE TERMS SET FORTH IN OUR AMENDED OFFER TO PURCHASE.

BEFORE TENDERING, BE SURE TO READ "RISKS AND FACTORS TO CONSIDER BEFORE TENDERING" IN THE AMENDED OFFER TO PURCHASE.

To tender your Units, the Agreement of Sale and any other required documents should be sent or delivered in the pre-addressed envelope that accompanied the Offer to Purchase that we sent to you on October 6, 2003, by each tendering Unitholder or its broker, dealer, commercial bank, credit union, trust company or other nominee to the Purchaser at the following address:

                              KALMIA INVESTORS, LLC
                              601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305

FOR MORE INFORMATION, FOR FURTHER ASSISTANCE WITH THE PROCEDURE OF TENDERING YOUR UNITS OR FOR A COMPLETE COPY OF THE AMENDED OFFER TO PURCHASE, PLEASE CALL THE PURCHASER'S TOLL-FREE INFORMATION LINE AT (800) 547-0854. YOU CAN ALSO FIND A COMPLETE COPY OF THE AMENDED OFFER TO PURCHASE ON THE SEC WEBSITE (WWW.SEC.GOV).




21919.0001 437202